Exhibit 10.58

AGREEMENT

BETWEEN

LANNETT COMPANY, INC.

and

CEDIPROF, INC.

Dated as of July 3, 2019

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of July 3, 2019 (the “Execution Date”), is between Lannett Company, Inc., a Delaware corporation located at 9000 State Road, Philadelphia, Pennsylvania 19136 and/or its Affiliates (“Lannett”) and Cediprof, Inc., a Puerto Rico corporation located at 99 Jardines St., Caguas, PR 00725 and/or its Affiliates (“Cediprof”).  Lannett and Cediprof are separately referred to as “Party” or jointly as “Parties.”

WHEREAS, Cediprof is engaged in the business of developing, manufacturing, supplying and distributing finished dosage forms of pharmaceutical products;

WHEREAS, Lannett is engaged in the business of developing, manufacturing, supplying and distributing finished dosage forms of pharmaceutical products;

WHEREAS, Lannett desires to obtain certain future rights and obligations associated with the Cediprof Products listed on Exhibit A (the “Products), and Cediprof desires to grant Lannett certain future rights and obligations associated with the Products;

WHEREAS, Lannett also desires to engage Cediprof on an exclusive basis to manufacture, supply, package and label the Products, and Cediprof agrees to grant Lannett the right to commercialize the Products in the Territory on an exclusive basis at a future date but not later than August 1, 2022, upon the terms set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Lannett and Cediprof have entered into a distribution and supply agreement for the Products (the “Distribution and Supply Agreement”), as set forth in Exhibit B, which Distribution and Supply Agreement shall become effective no later than August 1, 2022;

WHEREAS, the Parties intend to discuss potential supply and distribution opportunities for the marketing and distribution by Cediprof of Lannett products in Mexico and other locations and the marketing and distribution by Lannett of Cediprof products in the United States, with any such agreement(s) to be memorialized in separate written supply and distribution agreements;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             In addition to the terms defined elsewhere in this Agreement, the terms set forth below shall be defined in this Agreement as follows:

“Affiliate” means any other person or legal entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Party. For the purpose of this definition, “control” when used with respect to a specified person or legal entity means the power to direct the management and policies of such person or legal entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Business Day(s)” means any day other than a Saturday, a Sunday, or a day on which banks in the State of Delaware are required or authorized to close.

“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Claim” means any claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity.

“Dollar” means United States dollars.

“Independent Expert” means a nationally recognized independent accounting firm mutually agreed upon by Lannett and Cediprof.

“Products” means those products as set forth on Exhibit A.

“Representatives” means, as to any person, such person’s directors, officers, employees, attorneys, agents or representatives.

“Territory” means United States of America and its territories and possessions with the exception of Puerto Rico and the Virgin Islands.

ARTICLE II

CONSIDERATION

Section 2.01                             Consideration.

(a)                                 Upon the terms set forth in this Agreement, Lannett shall pay to Cediprof the sum of twenty million Dollars ($20,000,000) within five (5) Business Days after Lannett’s receipt of fully executed copies of this Agreement and the Distribution and Supply Agreement (the “Upfront Payment”).

(b)                                 Royalty Payments.

(i)                                     Commencing upon the Effective Date of the Supply and Distribution Agreement (as the term “Effective Date” is defined therein), Lannett shall pay to Cediprof a portion of the profits from sales of the Products as more fully set forth in the Distribution and Supply Agreement.

Section 2.02                             Transition Services.

(a)                                 Lannett and Cediprof shall coordinate efforts to transition the distribution of the Products to Lannett upon the Effective Date of the Supply and Distribution Agreement.    Lannett shall reimburse Cediprof for thirty percent (30%) of legal fees incurred by Cediprof in

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connection with any engagement with the current distributor regarding transition or termination of the current distribution agreement.  Cediprof shall provide Lannett with monthly invoices for Lannett’s portion of legal fees with proper back-up documentation.

(b)                                 Lannett, at Cediprof’s request, shall engage the current distributor of the Products at a time mutually agreed upon by the parties regarding transitioning the distribution of the Products to Lannett.  Lannett and Cediprof will endeavor to cooperate and collaborate with the current distributor on the execution of a transition support agreement in order to  ensure that current customers and the market for the Products continue to be effectively and continuously supplied and served through the transition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CEDIPROF

Cediprof hereby represents and warrants to Lannett as follows:

Section 3.01                             Organization.  Cediprof is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization and has full corporate power to conduct the business in which it is presently engaged, to enter into and perform its obligations under this Agreement, and to require its Affiliates to perform their obligations under this Agreement.

Section 3.02                             Authority.  Cediprof has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Cediprof, this Agreement will constitute the valid and legally binding agreement of Cediprof, enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.03                             Due Execution.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the certificate of incorporation or bylaws of Cediprof or any writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign.  This Agreement is a legal and valid obligation binding upon Cediprof and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by Cediprof does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable law of any governmental authority having jurisdiction over it.

Section 3.04                             Title.  As of the Effective Date, Cediprof has good title to, or valid contract rights in, as applicable, the Products.  Cediprof shall ensure that Cediprof continues to have good title to, or valid contract rights in, the Products, throughout the term of this Agreement.

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Section 3.05                             Consents.  No consent or approval of any third party or governmental agency or authority is required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.06                             Litigation.  Cediprof is not a party to or, to Cediprof’s knowledge, threatened in writing with any suit, action, administrative charge, arbitration or other legal or governmental proceeding relating to or affecting the Products.  There is no judgment, decree, award or order outstanding against Cediprof relating to or affecting the Products, nor, to Cediprof’s knowledge, is there any basis for any such suit, action, administrative charge, arbitration or other legal or governmental proceeding.  No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation, review or proceeding is pending or, to Cediprof’s knowledge, threatened, of any kind, by any person, firm or entity, with respect to the Products.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LANNETT

Lannett hereby represents and warrants to Cediprof as follows:

Section 4.01                             Organization.  Lannett is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the State of Delaware and has full corporate power to conduct the business in which it is presently engaged, to enter into and perform its obligations under this Agreement, and to require its Affiliates to perform their obligations under this Agreement.

Section 4.02                             Authority.  Lannett has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Lannett, this Agreement will constitute the valid and legally binding agreement of Lannett, enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03                             Due Execution.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the certificate of incorporation or bylaws of Lannett or any writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign.  This Agreement is a legal and valid obligation binding upon Lannett and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by Lannett does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable law of any governmental authority having jurisdiction over it.

Section 4.04                             Litigation. Except as set forth on Schedule 4.04, Lannett is not a party to or, to Lannett’s knowledge, threatened in writing with any suit, action, administrative charge, arbitration or other legal or governmental proceeding relating to or affecting its authority or

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capacity to market and distribute the Products.  There is no judgment, decree, award or order outstanding against Lannett relating to or affecting its authority or capacity to market and distribute the Products, nor, to Lannett’s knowledge, is there any basis for any such suit, action, administrative charge, arbitration or other legal or governmental proceeding.  No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation, review or proceeding is pending or, to Lannett’s knowledge, threatened, of any kind, by any person, firm or entity, with respect to Lannett’s authority or capacity to market and distribute Products.

Section 4.05                             Consents.  No consent or approval of any third party or governmental agency or authority is required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

CONFIDENTIALITY; PUBLICITY; TERMINATION

Section 5.01                             Confidentiality.

(a)                                 Each Party agrees to retain in confidence all proprietary and confidential information of the other Party disclosed to it pursuant to this Agreement, whether such disclosure occurred before or after the date hereof.  Disclosed information shall not be deemed confidential hereunder if:  (a) it is now or later becomes publicly known, other than through the fault of the receiving Party; (b) it is known to the receiving Party at the time of disclosure; (c) it is rightfully obtained by the receiving Party from a third Party without restriction and without breach of this Agreement or any similar agreement; (d) it is independently developed by the receiving Party without access to the disclosing Party’s information; and/or (e) it is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards, provided that, prior to such disclosure, the disclosing Party is given reasonable advance notice of such order and an opportunity to object to such disclosure.  The confidentiality of disclosed proprietary and confidential information and the obligation of confidentiality hereunder shall survive any expiration or termination of this Agreement until such time as the information in question ceases to be confidential.  The Parties specifically agree that all terms of this Agreement, all sales and Product requirements and costs and all purchase orders shall be deemed to be confidential; provided, however, that this sentence shall not apply to any person or entity that desires to acquire or merge with or into either Party, so long as such person or entity enters into a confidentiality agreement or non-disclosure agreement on terms comparable to those set forth herein.

(b)                                 The Parties entered into a separate confidentiality agreement dated August 30, 2018 (the “Confidentiality Agreement”), such Confidentiality Agreement shall be and remain in full force and effect as provided therein.  In the event of any conflict between the terms of this Agreement and the terms of any such Confidentiality Agreement, the terms of such Confidentiality Agreement shall control.

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Section 5.02                             Publicity.  Neither Party hereto will issue or release or permit any of their respective Affiliates to issue or release, directly or indirectly, any press release, marketing material or other communication to or for the media or the public that pertains to this Agreement or the transactions contemplated hereby (collectively, a “Press Release”) unless the content of such Press Release has been approved by the other Party hereto, such approval not to be unreasonably withheld or delayed; provided, however, that nothing contained in this Agreement will prevent or preclude either Party from making such disclosures as may be required by applicable law, including, but not limited to, any disclosures required by applicable securities agencies and securities laws.

Section 5.03                             Termination.

(a)                                 Each Party will have the right, to be exercised in its sole discretion, to terminate this Agreement if the other Party fails to comply with any of the terms of this Agreement or otherwise discharge its duties hereunder in any material respect, or if the other Party breaches any of any of its representations or warranties herein in any material respect, but only if such failure or breach is not cured within thirty (30) days of such breaching Party’s receipt of written notice specifying the nature of such failure or breach with particularity.

(b)                                 Either Party may, by written notice to the other Party (which notice will be effective upon dispatch), terminate this Agreement if such other Party admits in writing its inability to pay its debts generally as they become due, makes an assignment for the benefit of its creditors, or files or has filed against it any petition under any federal, state or local bankruptcy, insolvency or similar laws, but only if such filing is not dismissed within sixty (60) days after the date thereof.

(c)                                  In no event will any termination of this Agreement excuse either Party from any breach or violation of this Agreement and full legal and equitable remedies will remain available therefor.

(d)                                 Notwithstanding any provision of this Agreement to the contrary, Sections 2.01 and 7.07, and Articles III, IV, V and VI hereof will survive any termination of this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.01                             Indemnification by Lannett.  Lannett will indemnify, defend and hold Cediprof and its officers, directors, employees, Affiliates, agents, successors and assigns (collectively, the “Cediprof Indemnitees”) harmless from and against any and all losses that are actually incurred by or imposed upon any of the Cediprof Indemnitees in connection with any third Party Claims to the extent that such Claims arise out of or result from:  (a) the negligence, gross negligence or willful misconduct of Lannett or any Lannett Indemnitee; (b) any breach or violation by Lannett of its representations, warranties, covenants or other obligations set forth in this Agreement; and/or (c) any actual or asserted violation(s) of applicable Law by Lannett;

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provided, however, that in no event will this Section apply to the extent that any claim is covered by Section 6.02.

Section 6.02                             Indemnification by Cediprof.  Cediprof will indemnify, defend and hold Lannett and its officers, directors, employees, Affiliates, agents, successors and assigns (collectively, the “Lannett Indemnitees”) harmless from and against any and all losses that are actually incurred by or imposed upon any of the Lannett Indemnitees in connection with any third Party Claims to the extent that such Claims arise out of or result from:  (a) the negligence, gross negligence or willful misconduct of Cediprof or any Cediprof Indemnitee (as hereinafter defined); (b) any breach or violation by Cediprof of its representations, warranties, covenants or other obligations set forth in this Agreement; and/or (c) any actual or asserted violation(s) of applicable law by Cediprof; provided, however, that in no event will this Section apply to the extent that any claim is covered by Section 6.01.

Section 6.03                             Procedure.  Within ten (10) Business Days after a Party entitled to indemnification under Section 6.01 or 6.02 (the “Indemnified Party”) receives notice of any event that might give rise to an indemnity Claim under either Section 6.01 or 6.02, the Indemnified Party will give written notice thereof to the Party from whom indemnity would be sought (the “Indemnifying Party”).  An Indemnified Party may at its option give notice and claim indemnity under this Section as soon as a Claim has been threatened by a third Party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party in good faith determines that such Claim is not frivolous and that the Indemnified Party may be liable or otherwise incur a Loss as a result thereof and will give written notice of such determination to the Indemnifying Party.  The Indemnified Party will permit the Indemnifying Party, at its sole option and expense, to assume the defense of any such Claim by counsel reasonably satisfactory to the Indemnified Party and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party will cooperate with the Indemnifying Party and may at all times participate in such defense, at its own cost and expense and through counsel of its own choosing (except to the extent that it is entitled to indemnity therefor); and, provided, further, that the Indemnifying Party will not, in defense of any such Claim, except with the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement that does not include the giving by the claimant or plaintiff in question to the Indemnified Party a release of all liabilities in respect of such Claim, or that does not result only in the payment of money damages by the Indemnifying Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01                             Assignment.  Except as otherwise expressly provided herein, neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that either Party may assign its rights and obligations under this Agreement:  (a) to an affiliate, division or subsidiary of such Party; and/or (b) to any third Party that acquires all or substantially all of the stock or assets of such Party, whether by asset sale, stock sale, merger or otherwise, and, in any such event such assignee will assume the transferring Party’s

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obligations hereunder.  However, notwithstanding any such assignment, the transferring Party will remain liable under this Agreement (in addition to the transferee) unless such liability is specifically waived in writing by the other Party hereto.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.

Section 7.02                             No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 7.03                             Notices.  Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and sent by:  (a) personal delivery against a signed receipt therefor, (b) certified mail, return receipt requested, first class postage prepaid, (c) nationally recognized overnight delivery service (signature required), (d) confirmed facsimile transmission, or (e) confirmed electronic mail (with any notices sent by facsimile transmission or electronic mail to also be sent by one of the other methods set forth in this Section), addressed as follows:

(i)                                     if to Cediprof,

CEDIPROF, Inc.

99 Jardines St.

Caguas, PR 00725

Attention:  Marco Monrouzeau

Facsimile: 787-286-4309

Email: marco.monrouzeau@neolpharma.com

With a copy to:

Colón Conde & Mirandés, LLC

1431 Ponce de León Ave.

Suite 401

San Juan, PR 00907-4033

Attn: Enrique Mirandés, Esq.

Facsimile: 787-945-7989

Email: enrique@colonmirandes.com

(ii)                                  If to Lannett,

Lannett Company, Inc.

9000 State Road

Philadelphia, PA  19136

Attn:  Legal Department

Facsimile:  215-464-1861

E-Mail: Samuel.Israel@lannett.com

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or to such other address(es) as shall be furnished in writing by any such Party to the other Party hereto in accordance with the provisions of this Section 7.03.

Section 7.04                             Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither Party will be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Parties to be bound thereby, except that this Agreement will not supersede any separate confidentiality or non-disclosure agreement that may have been, or that may be, entered into by the Parties.

Section 7.05                             Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the Parties hereto.

Section 7.06                             Waiver.  The failure of either Party to exercise any right or to demand the performance by the other Party of duties required hereunder will not constitute a waiver of any rights or obligations of the Parties under this Agreement.  A waiver by either Party of a breach of any of the terms of this Agreement by any other Party will not be deemed a waiver of any subsequent breach of the terms of this Agreement.

Section 7.07                             Governing Law; Venue.  This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict of law principles to the contrary.  The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.  Any action which in any way involves the rights, duties and obligations of either Party hereto under this Agreement will be brought in the state or federal courts sitting in Wilmington, Delaware, and the Parties to this Agreement hereby submit to the personal jurisdiction of such courts.  The Parties waive any and all rights to have any dispute, claim or controversy arising out of or relating to this Agreement tried before a jury.

Section 7.08                             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Laws or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had not been contained herein.

Section 7.09                             Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.  As used in this Agreement, the singular will include the plural and vice versa, and the terms “include” and “including” will be deemed to be immediately followed by the phrase “but not limited to.”  The terms “herein” and “hereunder” and similar terms will be interpreted to refer to this entire Agreement, including any schedules attached

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hereto.  Unless otherwise specified herein, the term “affiliate” will include affiliates that currently exist and those that may be created, formed or acquired in the future.

Section 7.10                             Relationship of the Parties.  Neither Party will hold itself out to third Parties as possessing any power or authority to enter into any contract or commitment on behalf of any other Party.  This Agreement is not intended to, and will not, create any agency, partnership or joint venture relationship between or among the Parties.  Each Party is an independent contractor with respect to the other.  Neither Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other Party hereto, or to bind the other Party hereto in any manner or with respect to anything, whatsoever.

Section 7.11                             Captions.  The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and will not affect the interpretation of its provisions.

Section 7.12                             Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  Original signatures transmitted and received by means of facsimile or other electronic transmission of a scanned document, (e.g., pdf or similar format) will constitute true and valid signatures for all purposes hereunder and will have the same force and effect as the delivery of an original.

Section 7.13                             Schedules and Exhibits.  All Schedules and Exhibits referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

Section 7.14                             Currency.  All sums set forth in this Agreement and any appendices, exhibits or schedules hereto are, and are intended to be, expressed in United States dollars.

[Signature page follows]

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IN WITNESS WHEREOF, Lannett and Cediprof have duly executed this Agreement as of the date first written above.

LANNETT COMPANY, INC.

By:	/s/ Timothy C. Crew
Name:	Timothy C. Crew
Title:	Chief Executive Officer

CEDIPROF, INC.

By:	/s/ Diego Antonio Ocampo Gutiérrez de Valasco
Name:	Diego Antonio Ocampo Gutiérrez de Valasco
Title:	Authorized Representative

[SIGNATURE PAGE TO AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A*	Products

Exhibit B+	Distribution and Supply Agreement

SCHEDULES

Schedule 4.04*	Litigation Matters

*These exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

+Incorporated by reference to Exhibit 10.    to the Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DISTRIBUTION AND SUPPLY AGREEMENT

THIS DISTRIBUTION AND SUPPLY AGREEMENT (this “Agreement”) is made this 3rd day of  July, 2019 (“Signing Date”), with an Effective Date as defined in Section 1.08 herein, by and between CEDIPROF, INC., a Puerto Rico corporation having an address of 99 Jardines St., Caguas, PR 00725 and/or its Affiliates (“Supplier”), and LANNETT COMPANY, INC., a Delaware corporation having an address of 9000 State Road, Philadelphia, PA  19136 and/or its Affiliates (“Lannett”).  Lannett and Supplier are separately referred to as “Party” or jointly as “Parties.”

BACKGROUND

WHEREAS, Supplier is engaged in the business of developing, manufacturing and supplying various pharmaceutical Products, including Levothyroxine Tablets, as defined in the latest edition of the FDA orange book; and

WHEREAS, Lannett desires to purchase certain of those Products from Supplier for purposes of marketing and distributing those Products, on an exclusive basis in the territotiy defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      DEFINITIONS.

1.1.                            “API” means the active pharmaceutial ingredient for each Product.

1.2.                            “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject who is administered a Product, but which does not necessarily have a causal relationship with the treatment for which a Product is used. An “Adverse Event” can include any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of a Product, whether or not related to a Product. A pre-existing condition that worsened in severity after administration of a Product would be considered an “Adverse Event”.

1.3.                            “Affiliate(s)” of a Party means any other person or legal entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Party. For the purpose of this definition, “control” when used with respect to a specified person or legal entity means the power to direct the management and policies of such person or legal entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4.                            “Agreement” has the meaning set forth in the Preamble of this Agreement.

1.5.                            “Applicable Laws” means all applicable statutes, ordinances, regulations, codes, rules, or orders of any kind whatsoever of any governmental authority in the Territory or in the jurisdiction where the Facility is located, including the FD&C Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Prescription Drug Marketing Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act (31 U.S.C. §3729-3733), the Code, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, the AMA guidelines on gifts to physicians, as well as any state laws impacting the promotion of pharmaceutical Products, including any state anti-kickback/fraud and abuse related laws, all as amended from time to time.

1.6.                            “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the State of Delaware are required or authorized to close.

1.7.                            “Confidential Information” means all Intellectual Property Rights and confidential facts relating to the business and affairs of a Party or any of its Affiliates, including financial information, business opportunities, information relating to pharmaceutical Products of any nature whatsoever, know-how, and compilations of information in any form whatsoever; provided, however, that “Confidential Information” shall not include any information that (a) was already in the public domain at the time of disclosure; (b) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; (c) was already lawfully known to the receiving Party, other than under an obligation of confidentiality to the disclosing Party, at the time of the disclosure by the other Party, as shown by documentary evidence; (d) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party as shown by pre-existing proof; or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality to which a third party was subject, by a third party who had no obligation to the disclosing Party not to disclose such information to others, as shown by independent proof.

1.8.                            “Cost of Goods Sold” means: (i) in the case of  Products acquired by Supplier from third-party suppliers, the price paid by Supplier for such Products; and (ii) in the case of Products totally or partially manufactured by Supplier,  the fully burdened cost of manufacturing a Products, which consists of Supplier’s direct and indirect costs associated with acquiring the materials, the manufacturing, testing and analysis of the API and the finished dosage of a Products, quality control, quality assurance, idle and stability costs, warehousing costs before shipment, labeling, and packaging, labor (including benefits), depreciation and overhead, all determined in accordance with GAAP.

1.9.                            “Effective Date” means the date that coincides with Lannett commencing distribution of the Products under the Lannett label, which shall in no event be later than August 1, 2022.

1.10.                     “Excess Demand” has the meaning set forth in Section 5.1.

1.11.                     “FDA”  means the United States Food and Drug Administration or any successor agency which issues a Regulatory Approval for the marketing of a Products in the United States.

1.12.                     “FD&C Act” has the meaning set forth in Section 11.1.

1.13.                     “Facility” means Supplier’s manufacturing facility, located at 99 Jardines St., Caguas, PR 00745, or such other manufacturing facility duly qualified under Applicable Laws to manufacture the Products and approved by Lannett.

1.14.                     “Firm Orders” has the meaning set forth in Section 5.3.

1.15.                     “Forecast(s)” has the meaning set forth in Section 5.1.

1.16.                     “Gross Profit” means an amount equal to (i) the Net Sales of a Product, minus the sum of (ii) total Cost of Goods Sold, and (iii) shipping costs to Lannett’s Place of Delivery.

1.17.                     “Independent Expert” means a nationally recognized independent accounting firm mutually agreed upon by Lannett and Cediprof.

1.18.                     “Intellectual Property Rights” means all patents, copyrights, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registrations for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brandmarks, brand names, trade dress, labels, logos, know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, Third-Party licenses, and any similar type of proprietary Intellectual Property Right vesting in the owner and/or licensee thereof pursuant to the Applicable Laws of any relevant jurisdiction or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

1.19.                     “Long Lead-Time Materials” has the meaning set forth in Section 5.4(a).

1.20.                     “Loss(es)” means any and all losses, costs, damages, interests, fees or expenses, including but not limited to all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs.

1.21.                     “Minimum Order Quantity Pricing Materials” has the meaning set forth in Section 5.4(a).

1.22.                     “Minimum Safety Stock Level” has the meaning set forth in Section 5.9.

1.23.                     “NDA” means a New Drug Application (including any amendments, submissions and supplements thereto) for a new formulation of levothyroxine sodium tablets which was approved by the FDA on March 1, 2002.

1.24.                     “Net Profit” means an amount equal to the Gross Profit of a Product, minus the Sales and Marketing Allowance

1.25.                     “Net Profit Split” has the meaning set forth in Section 3.5.

1.26.                     “Net Sales” means the aggregate gross sales proceeds billed for a Product by Lannett minus:

(a)                           Any service and administrative fees charged to Lannett by third parties related to the Product, such as contract administration fees, analytic fees, and redistribution fees.;

(b)                           Any and all promotional allowances, including, but not limited to, credits, chargebacks, rebates to government agencies or retailers, and quantity and cash discounts, and other usual and customary discounts to customers;

(c)                            Amounts refunded, repaid or credited to wholesalers and retailers for rejections, returns, recall of goods or shelf stock adjustments based upon the amount of product customers have in their inventory at the time of agreed upon price reduction;

(d)                           Customary cash prompt pay discounts all calculated in accordance with GAAP;

(e)                            Any sales, excise, turnover, inventory, value-added, and similar taxes and duties assessed on applicable sales (eg. VAT, levies and any additional like charges required to get the Product to the Place of Delivery that are not covered by shipping costs, if applicable);

1.27.                     “Obsolete Stock” has the meaning set forth in Section 5.4(b).

1.28.                     “Place of Delivery” means delivery at Lannett’s warehouse located at 1101 “C” Avenue West, Seymour, IN 47274.

1.29.                     “Pricing” has the meaning set forth in Section 3.1.

1.30.                     “Product(s)” has the meaning set forth in Section 2.1.

1.31.                     “Purchase Order” has the meaning set forth in Section 5.2.

1.32.                     “Quality Agreement” means the agreement related to quality assurance and control, by and between Supplier and Lannett, as further detailed in Section 7.4 hereof.

1.33.                     “Reliance Period” has the meaning set forth in Section 5.4(a).

1.34.                     “Regulatory Approval” means all approvals or authorizations granted by the FDA for the marketing of a Product in the Territory.

1.35.                     “Regulatory Requirements” means all applicable Regulatory Approvals, licenses, registrations, GMPs, and authorizations and all other requirements of the FDA in relation to Products, including each of the foregoing which is necessary for, or otherwise governs, the manufacture, marketing, packaging and testing of Products in the Territory.

1.36.                     “Safety Data Exchange Agreement (SDEA)” means the agreement related to safety reporting, by and between Supplier and Lannett, as further detailed in Section 7.3 hereof.

1.37.                     “Sales and MarketingAllowance” has the meaning set forth in Section 9.1.

1.38.                     “Territory” means the United States of America, and its territories and possessions, with the exception of Puerto Rico and the Virgin Islands.

2.                                      APPOINTMENT; COMMITMENT BY SUPPLIER.

2.1.                            Appointment.  As of the Effective Date, Supplier appoints Lannett as the authorized exclusive distributor of record in the Territory for the Products set forth on Exhibit A (each a “Product” and collectively, the “Products”).  Exhibit A may be amended by Supplier from time to time, upon mutual agreement of Lannett, and upon the terms set forth herein. Lannett may exercise its rights and obligations hereunder itself or through its Affiliates.

2.2.                            Sales to Lannett.  Supplier will sell and supply Products to Lannett for distribution in the Territory during the Term (as defined in Section 16.1), on the terms and conditions set forth in this Agreement, as it may be amended as provided herein.  Supplier shall be responsible for the purchase of adequate supplies of all materials, including, without limitation, raw materials, in accordance with the NDA for the Products, and other filings with FDA for the Products, as necessary to supply finished Products to Lannett in accordance with Applicable Laws.

2.3.                            Scope of Agreement.  This Agreement sets forth all of the terms and conditions concerning, and will apply to all purchases by Lannett of Products during the Term.  The terms and conditions of this Agreement will apply to all purchase orders issued hereunder.  In no event will any terms or conditions included on any purchase order, invoice or acknowledgement thereof or any other document, whether paper, electronic or otherwise, relating thereto, apply to the relationship between the Parties under this Agreement, unless such terms are expressly agreed to by the Parties in writing.  If there is a conflict between the terms of any purchase order or other document and this Agreement, the terms of such purchase order or other document will control, but only if it has been signed by both Parties and solely to the extent of the conflict.  Otherwise, this Agreement will control.  The Parties further agree that no course of dealing between the Parties will in any way modify, change or supersede the terms and conditions of this Agreement.

3.                                      PRODUCTS PRICING; PAYMENTS.

3.1.                            Prices. [***].

3.2.                            Pricing Modifications. Supplier shall use commercially reasonable efforts to reduce its manufacturing expenses for the Products. At either Party’s written request, the Parties will discuss in good faith the revision of the Pricing (and any subsequently agreed prices) to take into account adverse market conditions resulting in unsatisfactory returns for either Party or changes in the manufacturing costs for the Products. The revised Pricing shall be laid down in writing and inserted as an amended Exhibit A to this Agreement. Firm Orders shall be excluded from Pricing negotiations or adjustments. If, after good faith negotiations, the Parties are unable to reach agreement on an adjustment to the Pricing for the Products, then either Party shall be entitled to terminate this Agreement, effective upon at least one hundred and eighty (180) days’ prior written notice to the other Party.

3.3.                            Date of Price.  Supplier agrees to accept Purchase Orders at the prices in effect on the day the order is transmitted, faxed or e-mailed.  Under no circumstances will a Purchase Order be cancelled by Supplier without Lannett’s prior written approval.

3.4.                            Payment Terms.  Supplier will offer Lannett payment terms of Net 45 days for sales of the Products; provided, however, that Lannett will use commercially reasonable best efforts to provide payment Net 30. Lannett shall not be obligated to pay any disputed amounts until such dispute has been resolved.

3.5.                            Net Profit Split.

(a)                                 During the Term, Lannett shall pay to Supplier an amount equal to [***] of the Net Profits from Lannett’s sales of the Products for each calendar quarter during the Term (“Net Profit Split”). In no case shall the Net Profit Split for any calendar quarter be negative; provided, however in the event of a loss in any calendar quarter, the amount of that loss shall be carried forward to subsequent calendar quarters until the amount of such loss has been fully absorbed. In the event that Net Profits for a calendar quarter are negative, Lannett shall carry over the Net Profit Split multiplied by the value by which the Net Profits are negative in such calendar quarter and deduct this amount from the calculation of Net Sales for the following calendar quarter. If Net Profits are negative in two (2) or more consecutive calendar quarters, Lannett shall invoice Supplier the Net Profit Split multiplied by the value by which the Net Profits are negative for the previous calendar quarter and carry over the Net Profit Split multiplied by the value by which Net Profits are negative for the current calendar quarter and deduct this amount from the calculation of Net Sales for the following calendar quarter.  For the avoidance of doubt, if Net Profits are negative in subsequent calendar quarters, the amounts will be similarly carried over as per the terms set forth in this Section 3.5 until Net Profits are positive or, in the case of the last calendar quarter in the Term, reimbursed to Lannett. If a negative Net Profits balance remains for the last calendar quarter of the Term, Supplier shall reimburse Lannett within forty-five (45) days after receipt of an invoice from Lannett setting forth the calculation of accrued negative Net Profits. Notwithstanding anything to the contrary set forth herein, if Net Profits are negative for three (3) consecutive quarters, either Party may terminate this Agreement upon providing the other Party with one hundred eighty (180) days’ notice.

(b)                                 An example of the calculation of the sharing of Net Profits pursuant to this Section 3.5, for illustration purposes only, follows:

[***].

(c)                                  An example of the calculation of negative Net Profits pursuant to this Section 3.5, for illustration purposes only is:

[***].

[***].

3.6.                            Reporting and Payment. Lannett will make best efforts within (30) days after the end of each month, through and including the month in which all rebate and chargeback amounts on Products sold during the Term are finally reconciled, Lannett shall deliver to Supplier a preliminary written report that specifies the Cost of Goods Sold, shipping costs from Supplier to Lannett’s Place of Delivery, the Net Sales and the Sales and Marketing Allowance that were used to calculate the Net Profit Split with respect to such month. This report is subject to change, and not final. Lannett shall pay to Supplier the Net Profit Split amount no later than thirty (45) days after the end of each calendar quarter during the Term, provided however Lannett will use commercially reasonable best efforts to provide payment within (30) days.

4.                                      SUPPLIER OBLIGATIONS.

4.1.                            Government Reporting. Supplier shall provide Lannett with any applicable information to support Lannett’s government reporting obligations.

4.2.                            Supplier Code of Conduct.  Supplier will at all times comply with, and cause all of its subcontractors and suppliers to comply with, the Supplier Code of Conduct on Lannett’s website at https://www.lannett.com/supplier-code-of-conduct, as the same may be amended from time to time at Lannett’s discretion.

4.3.                            Authorized Distributor Status.  Within ten (10) Business Days after the Effective Date, Supplier will deliver to Lannett a letter designating Lannett as an Authorized Distributor of Record.

5.                                      FORECASTS AND ORDERS; DELIVERY.

5.1.                                           Forecast. Lannett shall provide Supplier with a monthly rolling forecast of its estimated monthly purchase requirements for the next twelve (12) months (each a “Forecast” and collectively the “Forecasts”). Except as otherwise set forth in Section 5.2 of this Agreement, it is understood that the said forecasts shall not be binding on Lannett and shall be provided to Supplier for planning purposes only. Supplier shall use commercially reasonable efforts to supply up to one hundred twenty-five percent (125%) of Lannett’s Forecast of Products for the applicable period. Any Purchase Order which is either (i) above the one hundred twenty percent (125%) parameter set forth above or (ii) in excess of Supplier’s maximum installed capacity of [***], will be considered “Excess Demand”. Only written acceptance by Supplier of Purchase Orders which contain Excess Demand shall be considered binding.

5.2.                            Purchase Orders. Beginning at least 90 days before the Effecive Date, Lannett shall issue purchase orders (“Purchaser Order(s)”) for the  month on which the Effective Date occurs and the two (2) consecutive calendar months following the Effective Date and, as each calendar month included in the Forecast elapses, Lannett shall issue a Purchase Order for an additional month of Product, based on the then applicable Forecast, so that at all times, there will be three (3) outstanding Purchase Orders for the supply of Product.  Lannett will have the right to place orders for Products up through the last day of the Term of this Agreement.  Supplier will fill all orders even though Products may be shipped and paid for after this Agreement has expired or terminated.  Purchase Orders shall include the shipping instructions in accordance with Exhibit B hereto. All Purchase Orders shall be in writing and shall include:

•                  the proposed quantity of the Products to be purchased;

•                  the proposed delivery date;

•                  any other information dictated by this Agreement or the circumstances of the order; and

•                  a description of the Products being ordered

5.3.                                           Confirmation of Purchase Order. Supplier shall, within two (2) Business Days of receipt of a Purchase Order, confirm in writing whether a given Purchase Order has been accepted. If such notification is not received by Lannett within two (2) Business Days of receipt of such Purchase Order, the Purchase Order shall be deemed accepted. Supplier shall be required to accept all Purchase Orders which are provided to Supplier in accordance with the terms and conditions of this Agreement.  All accepted Purchase Orders shall be construed as firm orders (“Firm Orders”).

5.4.                                           Reliance by Supplier.

(a)                                                Lannett acknowledges that Supplier will rely on the Firm Orders and the quantities of Product set forth on the fourth and fifth month of each Forecast, on a rolling basis, (the “Reliance Period”) in order to order API and other materials and components for the manufacturing of the Product.  Lannett acknowledges that to ensure an orderly supply of API, materials and components, Supplier may purchase the API, materials and components in sufficient volumes to meet the production requirements for the Reliance Period or to meet the production requirements of any longer period agreed to by Lannett and Supplier.  In addition, with respect to certain Product-specific items that require a longer lead time (“Long Lead Time Materials”) or may be acquired as a result of incentive pricing (“Minimum Order Quantity Pricing Materials”), as mutually agreed to in writing by the Parties, by way of a pre-determined list of “Long Lead Time Materials” and “Minimum Order Quantity Pricing Materials”, Supplier may rely on the first six months of the Forecast solely for the purpose of ordering such agreed-upon Long Lead Time Materials or Minimum Order Quantity Pricing Materials.

(b)                                                Lannett shall reimburse Supplier for the cost of API, materials and components, Long Lead Time Materials and Minimum Order Quantity Pricing Materials ordered by Supplier in accordance with Section 5.4(a) that are not included in finished Products manufactured for Lannett within six months after the month of the Forecast for which the purchases were made (or for a longer period as the Parties may agree) or if the API, materials and components have expired or are rendered obsolete due to changes in artwork required by Lannett (“Obsolete Stock”). This reimbursement will include Supplier’s cost to purchase and destruction cost for the Obsolete Stock. If any non-expired API, materials and components and Long Lead Time

Materials and Minimum Order Quantity Pricing Materials are used in Products subsequently manufactured for Lannett or in third party products manufactured by Supplier, Lannett will receive a credit for the amount previously reimbursed to Supplier.

5.5.                                           Shelf-Life.  Shelf-life of the Products at the shipping date shall be at least 80% of the registered shelf life of the Products in the Territory, unless otherwise agreed in writing by the Parties.

5.6.                                           Packaging of Products.  Supplier shall package the Products in a manner that will protect the Products against damage or deterioration under normal conditions and shall advise Lannett as to any special conditions which may be required during transit and storage thereof.

5.7.                                           Title; Delivery. Title to, all rights in and all risk of loss to the Products shall remain with Supplier until the Products are delivered to Lannett in accordance with Section 5.10. After the Products is delivered to Lannett in accordance with Section 5.10, Lannett shall assume title to, rights in and risk of loss to the Products.  Supplier shall preserve and package all Products in a manner that will afford adequate protection against corrosion, deterioration and physical damage during shipment, and must conform to common carrier rules and regulations and the Parties’ agreed delivery terms. Furthermore, all costs, risks of loss, and damages due to (i) holds or enforcement actions by the U.S. Department of Agriculture or the FDA, and (ii) taxes and duties imposed upon the delivery of the Products, shall be the responsibility of Supplier until the Products are delivered to Lannett. Supplier agrees that Lannett may (but is not required to) accept delivery of fewer than all of the items ordered hereunder.  In the event Lannett accepts one or more partial deliveries, Supplier agrees to present for payment a separate invoice for each delivery.

5.8.                                           Serialization. All Products delivered by Supplier to Lannett shall meet serialization requirements, as outlined in the Drug Supply Chain Security Act (Title II of the Drug Quality and Security Act) signed into law on November 27, 2013. Requirements include, but are not limited to, the addition of Products identifiers imprinted on each sellable unit, on each homogeneous case and on each pallet intended to be introduced in the United States market. Unique Products identifiers will include a national drug code, serial identifier (provided by Lannett), lot number, and expiration date.  Serial numbers must be aggregated from item to case and case to pallet.

5.9.                                           Safety Stock.  Lannett shall use good faith efforts to maintain not less than two (2) months of inventory of the Products based upon the Forecast provided under Section 5.1 (the “Minimum Safety Stock Level”).  If Supplier is unable to meet its obligations to supply a Product, Lannett shall draw upon its Minimum Safety Stock Level in an amount equal to Supplier’s inability to supply a Product and, upon Lannett’s drawing upon its Minimum Safety Stock Level, Lannett’s obligation to maintain the Minimum Safety Stock Level shall be reduced by the amount of Products drawn down until Supplier has replenished the Minimum Safety Stock Level to the agreed amount set forth above.  At such time as Supplier is able to resume supply of a Product pursuant to new Purchase Orders, the Parties shall enter into good faith discussions to determine the timetable on which Supplier will replenish the Minimum Safety Stock Level.

Lannett shall place Purchase Orders pursuant to such schedule until Supplier has replenished such Minimum Safety Stock Level.

5.10.                     Shipment.  All orders will be shipped by Supplier EXW (Incoterms 2010) at the Facility and in accordance with the shipping instructions set forth on Exhibit B.  Supplier will schedule freight pick up, load the carrier’s trailer and complete documentation all in accordance with the shipping instructions set forth on Exhibit B.  Title to and risk of loss of Products sold to Lannett will pass to Lannett upon delivery of such Products to Lannett in accordance with this Section 5.10, free and clear of all third party liens, security interests, claims and/or encumbrances of any kind or nature.

6.                                      DELAY IN DELIVERY; FAILURE TO SUPPLY.

6.1.                            Delay in Delivery.  Supplier shall deliver the Products in accordance with Section 5.10 on the date stated in the confirmation of the Purchase Order. Supplier will notify Lannett immediately if Supplier cannot deliver the Products on or before the delivery date set forth in the Purchase Order or if Supplier anticipates any failure to meet Lannett’s forecasted supply of the Products (each, a “Failure to Supply”), and Supplier shall provide Lannett, as soon as reasonably possible, with a new date of delivery.

6.2.                            Failure to Supply.  If a Failure to Supply event occurs based on a Forecast that is not due to the actions or inactions of Lannett, then Supplier shall be liable, upon reasonable proof by Lannett (redacted to preserve customer contractual obligations to preserve confidentiality), for any and all costs, fees, penalties, charges or amounts, if any, actually incurred by Lannett from its customers, resulting directly or indirectly from such Failure to Supply. Nothwithstanding the foregoing, the Parties agree that any and all costs, fees, penalties, charges or amounts, if any, actually incurred by Lannett from its customers, resulting directly or indirectly from a Failure to Supply which is beyond Lannett or Supplier’s reasonable control and due to demonstrable acts or omissions attributable to third parties, including any delays or issues associated with Product not reaching the Place of Delivery, shall be split evenly.  Lannett may, in its sole discretion, invoice Supplier for the amount of such Failure to Supply or offset such amount against the amounts otherwise payable to Supplier pursuant to this Agreement.

7.                                      REGULATORY MATTERS.

7.1.                            Regulatory Responsibilities. Supplier will, at its own cost and expense, continue to own and maintain the applicable Regulatory Approvals necessary to market the Products in the Territory.  Supplier shall be responsible for all regulatory and safety reporting requirements associated with ownership of the Regulatory Approvals, including, without limitation, Periodic Adverse Drug Experience Reports and Annual Reports mandated by the Applicable Laws in the Territory.  Additionally, Supplier shall be responsible for complying with Applicable Laws to appropriately categorize and report changes to the FDA, including without limitation, amendments, supplements, and Annual Reports. All communications by Supplier with the FDA relating to the Products as marketed in the Territory shall be promptly provided in writing to Lannett, and Supplier shall promptly provide Lannett copies of all documents sent to or received from the FDA regarding the Products.

7.2.                            Labeling.  Supplier shall be responsible for the creation, content, and printing of the labeling for the Products.  Supplier shall send Lannett all labeling materials for the Products (e.g., package insert, container label, carton label, medication guide, patient labeling, etc.) in final format for Lannett’s review and final written approval. Supplier is responsible for ensuring the most current labeling content, consistent with the reference listed drug (“RLD”) labeling content and all requested FDA updates, is used on Products supplied to Lannett.  Supplier is responsible for notifying Lannett within three (3) Business Days of any FDA communication requesting changes to labeling materials, including Safety Change Notifications and changes requested per section 505(o)(4) of the FD&C Act.  Supplier will provide Lannett with a copy of all FDA communications related to labeling.  All changes to labeling materials for the Products require Lannett’s review and final written approval, which is not to be unreasonably withheld or delayed. Labeling materials that have not been subject to Lannett’s review and written approval are prohibited to be used on Products supplied to Lannett.  Supplier is responsible for submitting the content of labeling in Structured Products Labeling (“SPL”) format to the FDA for Lannett’s NDC numbers within fourteen (14) days of NDA approval to ensure proper drug listing.  Supplier is also responsible for submitting updated SPL files within fourteen (14) days when labeling changes are made and approved and as required by Applicable Laws.

7.3.                            Monitoring Adverse Events.  Supplier shall be responsible for all safety reporting requirements associated with ownership of the Regulatory Approvals mandated by Applicable Laws in the Territory. Lannett shall be responsible for furnishing all safety reporting documentation to comply with requirements associated therewith, and Supplier shall pay Lannett [***] for such service. The Parties shall enter into a separate Safety Data Exchange Agreement (“SDEA”) substantially in the form set forth in Exhibit C to this Agreement. The SDEA shall be executed as early as possible but no later than the Effective Date.  To the extent there are any inconsistencies or conflicts between this Agreement and the SDEA, the terms and conditions of this Agreement shall control unless specifically otherwise agreed to in writing by the Parties.  Notwithstanding the foregoing, in matters regarding safety reporting, the terms of the SDEA shall supersede those in this Agreement. Supplier, as the owner of the ANDA for the Products, shall be solely responsible for FDA reporting in relation to the Products.

7.4.                            Quality Agreement and Quality Complaints. The Parties shall negotiate in good faith and use commercially reasonable efforts to enter into a Quality Agreement, substantially in the form provided by Lannett to Supplier, within ninety (90) days after the Signing Date, which Quality Agreement will set out the policies, procedures and standards by which the Parties will coordinate and implement the operation and quality assurance activities and regulatory compliance objectives contemplated under this Agreement with respect to the Products.  To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless specifically otherwise agreed to in writing by the Parties.  Notwithstanding the foregoing, in matters regarding quality, the terms of the Quality Agreement shall supersede those in this Agreement.

7.5.                            Cooperation.  Without limiting the foregoing, each of Supplier and Lannett shall provide to each other in a timely manner with all information which the other Party reasonably requests regarding the Products in order to enable the other Party to comply with all Applicable Laws applicable to the Products in the Territory.  Each of Supplier and Lannett shall provide to the other or, if applicable, directly to the FDA, any assistance and all documents reasonably necessary to enable the other to carry out its obligations under this Section 7.  In general, requests for cooperation should be responded to by the other Party within three (3) Business Days and both should make responsible efforts to ensure that cooperation is maintained to ensure completion of the given project.

8.                                      PRODUCT QUALITY AND PRODUCT RECALLS.

8.1.                            Product Testing. Supplier shall be responsible for Product test procedures for quality assurance before any Products is delivered to Lannett.  Supplier shall provide a certificate of analysis and other documents (collectively, the “COA”) as set forth in the Quality Agreement, in such forms as the Parties shall agree upon, for any Product batch delivered to Lannett hereunder, certifying that such Product has been manufactured and packaged in compliance with its specifications, GMPs and all other applicable Regulatory Requirements.

8.2.                            Damage.  Lannett shall inspect all shipments of Products promptly after receipt. If Lannett receives Products with visible damage, Lannett will reject the non-conforming Products, note the damage on the delivery slip and promptly report the damage to Supplier’s customer service department, requesting that Supplier accept prompt return of the damaged Products (“Rejection Notice”).  Supplier will promptly provide Lannett with disposition instructions in writing (including by email).  Unless otherwise instructed by Supplier, Lannett will hold damaged Products for inspection for fifteen (15) days after receipt.  Supplier will bear all freight and incidental costs incurred by Lannett in connection with damaged Products.

(a)                                 If Supplier agrees with or is deemed to agree with the basis for Lannett’s Rejection Notice, then Supplier shall promptly replace, at no cost to Lannett, such rejected Products.

(b)                                 If Supplier disagrees with the basis for Lannett’s rejection specified in the Rejection Notice, Supplier shall promptly replace such rejected Products.  No payment shall be due with respect to the replacement Products until it is determined which Party shall bear the burden of such cost hereunder.  The Parties shall submit samples of the rejected Products for testing and/or resolution to a mutually acceptable third party laboratory approved by the FDA or a quality consultant (if not a laboratory analysis issue). The third party laboratory or quality consultant shall determine whether such Products conforms to the confirmed Purchase Order or in which way the Products are defective.  The Parties agree that the determination of the third party laboratory or quality consultant shall be final and determinative.  If the third party laboratory or quality consultant determines that the rejection by Lannett was unjustified, then Lannett shall promptly pay Supplier for any replacement Products.  If the third party laboratory or quality consultant determines that the relevant shipment of Products does not conform to the Purchase Order or is otherwise defective, then Supplier shall not invoice Lannett for the replacement Products.  The Party against whom the third party laboratory or quality consultant rules shall also bear all cost and fees charged by the third party laboratory or quality consultant in connection with resolution of the disagreement, including all out-of-pocket costs.

8.3.                            Incorrect shipment.  In the event of an incomplete shipment, a shortage in shipment, the misdirection of any delivery, or any overshipment, Supplier, upon written notification from Lannett, will immediately contact Lannett’s purchasing department and will comply with any reasonable directions provided with respect to the delivered and undelivered portions of the affected order(s).  Supplier will be responsible for any related freight or incidental charges caused by the incorrect shipment.  Lannett will not have any obligation to accept overshipments.

8.4.                            Latent Defects and Recall.  The Parties acknowledge that it is possible for Products to have manufacturing defects that are not discoverable through industry standard physical inspection or testing (“Latent Defects”).  Latent Defects may include, by way of illustration and not definition or limitation, loss of potency/stability, discoloration, contamination with foreign matter or substances or other manufacturing defects.  Supplier will remain responsible for all Latent Defects except to the extent due to Lannett’s negligence or willful misconduct. Lannett will maintain such traceability records as are necessary to permit a recall, market withdrawal or field correction of a Product, including inventory withdrawal in connection with any of the foregoing (each a “Recall”). If either Party discovers or becomes aware of a Latent Defect, or any safety or regulatory concerns, or any order, request or directive of a court or the FDA requesting or requiring a Recall, it will notify the other Party in writing in accordance with Section 8.5 below. Supplier will be responsible for any related freight or incidental charges related to Latent Defects.

8.5.                            Notification of Recall.  If any regulatory authority or other governmental agency issues or requests a Recall or takes similar action in connection with a Product in the Territory, or if Lannett reasonably determines after consultation with Supplier that an event has occurred which may result in the need for a Recall, or if Supplier reasonably believes that a recall is warranted, the Party notified of or wishing to implement such Recall shall, within forty-eight (48) hours (regardless of weekday, weekend or holiday), advise the other Party thereof by telephone, facsimile or e-mail, after which the Parties shall promptly discuss and work together to effect an appropriate course of action.  Supplier shall be responsible for notifying the Regulatory Authorities in the Territory of any voluntary Recall and implementing any Recalls.  Supplier shall be responsible for coordinating all the necessary activities in connection with such Recall; provided, however, if a Recall is implemented as a result of Lannett’s negligence, gross negligence, or willfull misconduct, Supplier shall either request Lannett to coordinate such Recall or Supplier shall coordinate the Recall and seek reimbursement from Lannett for costs directly related to such Recall. The Parties shall fully cooperate with one another to fully implement any Recall.  Supplier agrees to forward to Lannett a copy of any field communication associated with the Products that it plans to issue before such communication is issued or sent to any governmental agency.  Supplier will maintain complete and accurate records of any activities conducted with respect to any Recall for such period as may be required by Applicable Laws.  Following any Recall, Supplier will review all of its procedures as impacted by the identified root cause in the associated investigation, and will revise such procedures, as necessary, to correct the cause of such Recall subject to the change control requirements set forth in the Quality Agreement.  Supplier will provide Lannett with such information regarding such review and revisions as Lannett may request and Supplier shall provide Lannett the right to approve, reject or request modifications to the proposed changes. For clarity, Supplier shall have the final decision making authority with respect to determining the necessity and nature of the action to be taken.

8.6.                            Recall Expenses.  Supplier shall pay all out-of-pocket expenses in connection with a Recall, except that Lannett shall bear such direct out-of-pocket expenses to the extent that such Recall is implemented as a result of Lannett’s negligence or willful misconduct under this Agreement. For such purposes, recalled Products units shall include both units held by Lannett in inventory and units shipped by Lannett to its customers, as applicable. Lannett shall utilize a batch tracking and recall system which will enable Lannett to identify, on a reasonably prompt basis, customers within the Territory who have been supplied with Products of any particular batch, and to recall such Products from such customers. If a Recall is partially caused by the actions or omissions of both Parties, then each Party shall be responsible for its proportionate share of the Recall expenses based on its proportionate share of causation.  Recall expenses include the expenses of notification, shipping, return, replacement (if possible), customer fees and penalties, and destruction of recalled Products (including Products which cannot be shipped due to the condition causing the Recall).  The Parties shall discuss in good faith and agree on the scope and costs of Recall, if practicable, prior to enforcement of the Recall.

8.7.                            Notice of Failure to Meet Specifications.  If Supplier discovers that there is a potential that any batch or lot of the Products already delivered to Lannett may fail to conform to the Specifications, then Supplier shall notify Lannett within three (3) Business Day of such determination of failure to meet the Specifications and of the nature thereof in detail, including, but not limited to, supplying Lannett with all investigatory reports, data and communications, out-of-specification reports and data and the results of all outside laboratory testing and conclusions, if any.  Supplier shall investigate all such failures promptly, and at its sole expense, cooperate with Lannett in determining the cause for the failure and a corrective action to prevent future failures.

9.                                      SALES AND MARKETING ALLOWANCE; WEBSITE; MARKET INTELLIGENCE

9.1.                            Sales and Marketing Allowance.  During each year of the Term that Lannett distributes the Products under its own label, Supplier will provide Lannett with a sales and marketing allowance (“Sales and Marketing “) in the amount of [***], to compensate Lannett for its direct costs associated with selling, marketing and distributing the Products.

9.2.                            Website.  During each year of the Term that Lannett distributes the Products under its own label, Supplier will list Lannett on a publicly-accessible portion of its website as an authorized distributor of Supplier’s Products.

9.3.                            Market Intelligence Sharing.  During the Term, to the extent permitted by its customer contractual obligations and Applicable Laws, Lannett agrees to share with Supplier market intelligence information and data in connection with to the Product, including but not limited to the Product’s wholesalers and retailers, the price of the Product charged to wholesalers and retailers, marketing and pricing strategy, the Products’ market share, inventory levels, the granting of any promotional allowances, rebates, credits, pricing reductions or shelf stock adjustments, and any other information related to the marketing and distribution of the Product. Lannett shall meet with Supplier’s designated representatives, no less frequently than once per calendar quarter during the Term, to discuss the market intelligence and marketing  strategy in connection with the Product. Lannett shall take Supplier’s input into account when making decisions related to the marketing and pricing strategy for the Product.

10.                               RETURNS.  If this Agreement expires without being renewed or is subject to early termination, Lannett may return its  Products to Supplier or sell through the Products in its inventory, at Supplier’s option, for full credit and without any restocking fee or other administrative charge of any kind.

11.                               CONTINUING GUARANTY; WARRANTIES; COVENANTS.

11.1.                     Continuing Guaranty.  Supplier hereby guarantees to Lannett that:  (a) each shipment or other delivery of Products under this Agreement now or hereafter made by Supplier, its subsidiaries, divisions or affiliated companies, to or on the order of Lannett will not be, at the time of such shipment or delivery, adulterated, misbranded, or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. 301 et seq., as amended, and in effect at the time of such shipment or delivery (the “FD&C Act”), or within the meaning of any applicable state or local law in which the definition of adulteration or misbranding are substantially the same as those contained in the FD&C Act; (b) such Products is not, at the time of such shipment or delivery, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of Sections 301, 404, or 505 of the FD&C Act (21 U.S.C.A. 331, 334, and 355, respectively); and (c) such Products constitutes merchandise that may be legally transported and sold under the provisions of Applicable Laws in the Territory.

11.2.                     Additional Warranties.  Supplier represents and warrants to Lannett that:

(a)                                 It has full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms;

(b)                                 All Products and all components and ingredients thereof will be manufactured and delivered in strict compliance with:  (i) the specifications therefor; (ii) the terms of this Agreement and the Quality Agreement; (iii) all Applicable Laws, including, but not limited to, the provisions of the FD&C Act, and current Good Manufacturing Practices (“cGMPs”); and (iv) all of Supplier’s quality control procedures and associated test methods for such Products;

(c)                                  No Products will include any components or ingredients that would cause such Products to degrade prior to the expiration of such Products’s designated shelf-life;

(d)                                 Supplier will not deviate from manufacturing any Product in accordance with the terms of this Agreement without the prior written consent of a duly authorized representative of Lannett;

(e)                                  All manufacturing, packaging and testing procedures utilized with respect to Products have been or will be validated under the FD&C Act;

(f)                                   Neither the manufacture nor the sale of any Product will infringe or violate any patents, trademarks, copyrights, trade secrets or other Intellectual Property Rights of any third party; and

(g)                                  Neither Supplier, nor any of its Affiliates, nor, to the best of Supplier’s knowledge, any of their respective employees, have been “debarred” or suspended by the FDA, or subject to a similar sanction from any regulatory authority in the Territory or any jurisdiction outside the Territory, nor have debarment proceedings against Supplier, any of its Affiliates, or any of their respective employees been commenced. Supplier shall not, in the performance of its obligations, under this Agreement use the services of any person so “debarred” or suspended.

11.3.                     Mutual Warranties.  Each Party represents and warrants to the other Party that it holds all necessary and required permits and authorizations, including, but not limited to, those required by the FD&C Act, and will undertake throughout the Term of this Agreement to maintain the same in full force and effect.  Each Party further covenants that it will use commercially reasonable efforts to obtain all such other permits and authorizations as may be reasonably required from time to time in either case to operate their respective facilities and/or businesses in order to manufacture, provide, distribute and/or sell Products hereunder.

11.4.                     Generic Drug Enforcement Act of 1992.  Each party will comply at all times with the provisions of the United States Generic Drug Enforcement Act of 1992, as amended, and will upon request certify in writing to the other parties that none of its employees nor any person providing services in connection with this Agreement and/or involved in the manufacture, shipment, distribution or sale of any Products has been debarred under the provisions of such Act.

12.                               CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.

12.1.                     Confidentiality.  This Agreement and all documents and other information provided by either Party to the other pursuant to this Agreement, or any order placed hereunder, including, but not limited to, any information concerning prices and quantities purchased by Lannett, will be held by the other Party in strict confidence and not disclosed either directly or indirectly to any third party during the Term of this Agreement and for seven (7) years thereafter.  Each Party acknowledges that, should it breach any of its covenants in this Section 12, the other Party will be irreparably harmed thereby and will be entitled to an injunction preventing the breaching Partyfrom further breaching such covenant without any further or more particularized showing of irreparable injury and without the need to post bond or other security.  Such an injunction may be applied for before any court having jurisdiction thereof.  In any such proceeding, the injured Party will be entitled to recover any damages it suffers as a result of the other Party’s breach, including the recovery of any costs and reasonable attorneys’ fees incurred in enforcing its rights hereunder.  The confidentiality of disclosed proprietary and confidential information and the obligation of confidentiality hereunder will survive any expiration or termination of this Agreement until such time as the information in question ceases to be confidential.  The Parties specifically agree that all terms of this Agreement, all sales and Product requirements, all costs, and all purchase orders will be deemed to be confidential; provided, however, that this sentence will not apply to any person or entity that desires to acquire or merge with or into either Party, so long as such person or entity enters into a confidentiality agreement or non-disclosure agreement on terms comparable to those set forth herein.

12.2.                     Exceptions.  Disclosed information will not be deemed confidential hereunder if:  (a) it is now or later becomes publicly known, other than through the fault of the receiving Party; (b) it is rightfully known to the receiving Party at the time of disclosure; (c) it is rightfully obtained by the receiving Party from a third party without restriction and without breach of this Agreement or any similar agreement; (d) it is independently developed by the receiving Party without use of or access to the disclosing Party’s information; and/or (e) it is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards, provided that, prior to such disclosure, the disclosing Party is given reasonable advance notice of such order or obligation and an opportunity to object to such disclosure.

12.3.                     Separate Confidentiality Agreement.  The Parties have entered into a Confidential Disclosure Agreement dated [***] (“Confidentiality Agreement”).  Such Confidentiality Agreement will be and remain in full force and effect as provided therein.  In the event of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of such Confidentiality Agreement will control.

12.4.                     Public Announcements.  During the Term of this Agreement, neither Party hereto will issue or release, directly or indirectly, any press release, marketing material or other communication to or for the media or the public that pertains to this Agreement, any Products, or the transactions contemplated hereby (collectively, a “Press Release”) unless the content of such Press Release has been approved by the other Party hereto, such approval not to be unreasonably withheld or delayed; provided, however, that nothing contained in this Agreement will prevent or preclude either Party from making such disclosures as may be required by Applicable Laws, including, but not limited to, any disclosures required by applicable securities laws.

13.                               INDEMNIFICATION.

13.1.                     Supplier’s Indemnity.  Supplier will indemnify, defend and hold harmless Lannett, its Affiliates, its and their successors and assigns, and its and their officers, directors, employees, agents and contractors (individually and collectively, the “Lannett Indemnitees”) from and against any and all Losses resulting from third-party claims against any Lannett Indemnitee, including, but not limited to, any prosecution or action whatsoever by any governmental body or agency or by any private party, and will, at Supplier’s sole cost and expense, including reasonable attorneys’ fees and court costs, defend each Lannett Indemnitee against claims for Losses that may be asserted against any Lannett Indemnitee by any such third party, relating to or arising, directly or indirectly, out of:  (a) Supplier’s breach of any of its representations, warranties, covenants or other obligations set forth in this Agreement; (b) the negligence, gross negligence or willful misconduct of Supplier or any of its officers, directors, employees, agents, contractors or Affiliates; (c) the condition of any Products sold, supplied or delivered to Lannett under this Agreement, including any defect in material, workmanship, design, manufacturing or formulary; (d) any warnings and instructions, or lack thereof, for any Products; (e) the possession, distribution, sale and/or use of, or by reason of the seizure of, any Products; (f) any actual or asserted violation(s) of the FD&C Act or any other federal, state or local law, rule or regulation by virtue of which any Products sold, supplied or delivered to Lannett under this Agreement is alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in full compliance with, or in contravention of, any federal, state or local law, rule or regulation; (g) any actual or alleged infringement of the Products, the use of the Products, the manufacture, processing and/or sale of the Products infringing upon any proprietary or Intellectual Property Rights of any third party, including the infringement of any trademarks, service marks, trade names, trade secrets, patents, or copyrights; and/or (h) any actual or asserted violations of Products liability with respect to the Products.  Notwithstanding the above, in no event will Supplier be liable under subsections (a) through (h) above to the extent that any such Loss results from the willful, grossly negligent or negligent act or omission of Lannett or any Lannett Indemnitee.

13.2.                     Lannett’s Indemnity. Lannett will indemnify, defend and hold harmless Supplier, its Affiliates, its and their successors and assigns, and its and their officers, directors, employees, agents and contractors (individually and collectively, the “Supplier Indemnitees”) from and against any and all Losses resulting from third-party claims against any Supplier Indemnitee, including, but not limited to, any prosecution or action whatsoever by any governmental body or agency or by any private party, and will, at Lannett’s cost and expense, including reasonable attorneys’ fees and court costs, defend each Supplier Indemnitee against claims for Losses that may be asserted against any Supplier Indemnitee by any such third party, relating to or arising directly from: (a) the breach of any representation, warranty, covenant or obligation by Lannett hereunder; (b) sale or use of a pharmaceutical Products which is not supplied by or on behalf of Supplier or any of its Affiliates or agents pursuant to this Agreement and which is sold or combined by Lannett with Products; (c) improper handling, storage or transport of Products by Lannett; and/or (d) the unauthorized alteration, modification, or adulteration of Products by Lannett. Notwithstanding the above, in no event will Lannett be liable under subsections (a) through (d) above to the extent that any such Loss results from the willful, grossly negligent or negligent act or omission of Supplier or any Supplier Indemnitee.

13.3.                     Procedure.  Each Party will promptly notify the other Party of any actual or threatened judicial or other proceedings which could involve a claim under this Section 13 and shall include sufficient information to enable the other Party to assess the facts.  The Parties will cooperate with each other to the extent reasonably necessary in the defense of all actual or potential liability claims and in any other litigation relating to any Products supplied under this Agreement.

13.4.                     Indemnification Not Sole Remedy. Each Party hereby acknowledges that the indemnification provided under this Section 13 shall in no manner limit, restrict or prohibit (unless liability is otherwise expressly limited by the terms of this Agreement) either Party from seeking any recovery or remedy provided at law or in equity from the other Party in connection with any breach or default by such other Party of any representation, warranty or covenant hereunder, including injunctive relief.

14.                               INSURANCE. Commencing on the Effective Date, Supplier will maintain and keep in full force and effect during the Term of this Agreement and for three (3) years after full performance by Supplier under this Agreement and any orders for Products by Lannett hereunder, primary and noncontributing Products Liability Insurance in amounts not less than $10,000,000.00 per occurrence and $10,000,000 in the aggregate, Combined Single Limit (Bodily Injury and Property Damage), including naming Lannett as an additional insured thereon, including an ISO Broad Form Vendors Endorsement or its equivalent, a waiver of subrogation rights against Lannett, include coverage for cross suits liability, and a provision for at least thirty (30) days’ prior written notice in the event of any cancellation or material reduction of coverage by Supplier’s insurer.  Upon request by Lannett, Supplier will promptly submit to Lannett satisfactory evidence of such insurance.  All insurance coverage must be with a carrier reasonably acceptable to Lannett.  The provisions set forth in this Section 14 are in addition to, and not in lieu of, any terms set forth in any other agreement between Supplier and Lannett.  In the event of any conflict between the provisions relating to insurance in any such agreement and this Section 14, this Agreement will prevail and be controlling; except if and to the extent that such other agreement provides greater insurance protection for Lannett.  Failure to comply with all insurance requirements set forth herein will be deemed a material breach under this Agreement.

15.                               CREDIT MATTERS.

15.1.                     Discrepancies.  Supplier will bring to Lannett’s attention in writing all discrepancies affecting monies owed by either Supplier or Lannett to the other, including, but not limited to, discrepancies with respect to accounting, invoicing, debit memos, and credit memos, within six (6) months of the date of the invoice.

15.2.                     Disputes; Audit Rights.  Neither the acceptance of any fee nor the deposit of any check will preclude Lannett from questioning the correctness of any payment at any time.  If Lannett disputes any charges or fees on any invoice, then Lannett and Supplier will diligently proceed to work together in good faith to resolve the disputed amount.  Each Party will keep accurate and complete books and records of all transactions related to this Agreement for three (3) years following the end of each calendar during the Term of this Agreement in sufficient detail to allow the other Party to confirm the accuracy of any amounts paid to a Party hereunder.  On reasonable notice and during business hours, each Party and its representatives will have the right to audit the books and records of the other Party and its Affiliates for compliance with applicable Regulatory Requirements and to determine the accuracy of the amounts paid to Supplier under this Agreement with respect to the period of time covered by the audit. Either party shall have the right, once per calendar year, during such three (3) year period to appoint an Independent Expert to audit its relevant records with respect to the prior calendar year; provided, however, that in the event any underpayment is determined pursuant to such audit, the party appointing the Independent Expert shall be entitled to audit the records one additional time during such calendar year.  The Party being audited shall make its records available for audit by such Independent Expert during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from the other Party.  Absent manifest error, or any material errors or omissions in the records provided to the Independent Expert, the results of each audit, if any, shall be binding on both parties.  The Party appointing the Independent Expert shall bear the full cost of such audit, except in the event that the results of the audit reveal an underpayment, as the case may be, of five percent (5%) or more over the period being audited, in which case the audit fees for such examination shall be paid by the other Party.

15.3.                     Inspection of Facilities. Lannett shall have the right to inspect, at all reasonable times, during normal business hours, upon thirty (30) days’ advance notice—or on less notice if reasonably required in order to timely respond to or comply with inquiries from or requirements imposed by any applicable regulatory authority—the operations and facilities wherein any Products is manufactured, packaged, tested, labeled and/or stored for shipping.  All Products manufactured by Supplier shall be subject to approval by Lannett’s quality assurance group or such other technical representatives as Lannett may select, with respect to whether or not the Products complies with all warranties contained in this Agreement.  Supplier warrants that the Facility and any plant(s) for manufacture of the Products is and shall be in compliance with all applicable cGMPs and that such plant(s) is and shall continue to be available for FDA inspection if and when the FDA so requests.

16.                               TERM AND TERMINATION.

16.1.                     Term.  This Agreement will commence as of the Signing Date and shall continue in effect for a [***] from the Effective Date, unless earlier terminated as provided herein or renewed in accordance with the provisions of this Section 16.1 (“Initial Term”).  If neither Party is in default, in any material respect, of any of its obligations under this Agreement, then the Term of this Agreement may be extended, upon mutual written agreement of the Parties, for [***] (or such other period of time as the Parties may mutually agree) (“Renewal Term”) at the expiration of the Initial Term or any Renewal Term unless and until this Agreement is terminated by either Party in accordance with the terms hereof.  Any reference to the “Term” of this Agreement will include any renewal or extension of the Initial Term hereof.

16.2.                     Grounds for Termination.

(a)                                 Either Party will have the right to terminate this Agreement upon the occurrence of any of the following events:  (i) the failure of the other Party to comply with any of the terms of this Agreement or otherwise discharge its duties hereunder in any material respect, or the breach by the other Party of any of its representations or warranties herein in any material respect, if such failure or breach is not cured within thirty (30) days of such breaching Party’s receipt of written notice specifying the nature of such failure or breach with particularity; or (ii) the admission by the other Party in writing of its inability to pay its debts generally as they become due, the making by the other Party of an assignment for the benefit of its creditors, or the filing by or against such other Party of any petition under any federal, state or local bankruptcy, insolvency or similar laws, if such filing has not been stayed or dismissed within sixty (60) days after the date thereof.

(b)                                 Lannett will also have the right to suspend further performance under this Agreement and/or terminate this Agreement in its entirety, without liability except for unpaid previously delivered Products and unpaid Net Profit Split payments, if:  (i) Supplier loses any approval(s) from the FDA required to perform its obligations under this Agreement; (ii) Supplier or its principals are found by a court of competent jurisdiction to have been involved in felonious or fraudulent activities; or (iii) Supplier is unable to successfully address material deficiencies identified by the FDA as a result of an inspection of the Facility within sixty (60) days after Supplier’s receipt of a deficiency notice from the FDA; or (iv) more than three (3) late shipments of the Products occur during any 12-month period during the Term. In any such event, Lannett may terminate this Agreement immediately by written notice to Supplier. For purposes of this Section, a late shipment shall mean failure by Supplier to deliver to Lannett one hundred percent (100%) of the Products ordered by Lannett within thirty (30) days of the date specified for such delivery in the applicable Purchase Order.

(c)                                  Supplier will have the right to terminate this Agreement in its entirety, without liability, if: (i) Lannett loses any approval(s) from the FDA required to perform its obligations under this Agreement; (ii) Lannett is found by a court of competetent jurisdiction to have been involved in fraudulent of felonious activities; or (iii) [***].

16.3.                     Effect of Termination on Orders.  Upon the expiration or earlier termination of this Agreement, Supplier will fill all outstanding Purchase Orders in accordance with their terms within sixty (60) days after the date of such expiration or termination.

16.4.                     Continuing Obligations; Survival.  In no event will any expiration or termination of this Agreement excuse either Party from any breach or violation of this Agreement and full legal and equitable remedies will remain available therefor, nor will it excuse either Party from making any payment due under this Agreement with respect to any period prior to the date of expiration or termination.  Notwithstanding any provision of this Agreement to the contrary, Sections 3.4, 3.5, 3.6, 5.5, 5.6, 5.7, 5.8, 5.10, 6, 7, 8, 9.2, 10, 11, 12, 13,14, and 15.2 hereof will survive any termination or expiration of this Agreement, as well as any other provision which is expressly or by implication intended to continue in force after such termination or expiration.

17.                               AGREEMENT TO CONSUMMATE; FURTHER ASSURANCES.  Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use commercially reasonable efforts to do all things necessary, proper or advisable under this Agreement, Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby.  If, at any time after the date hereof, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each Party to this Agreement will take, or cause its proper officers to take, such action.

18.                               FORCE MAJEURE.  Any delay in the performance of any of the duties or obligations of either Party hereto (except for the payment of money) caused by an event outside the affected Party’s reasonable control will not be considered a breach of this Agreement and the time required for performance will be extended for a period equal to the period of such delay.  Such events will include, but will not be limited to, acts of God, acts of a public enemy, acts of terrorism, war, insurrections, riots, injunctions, embargoes, fires, explosions, floods or other material weather events, or any other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected.  The Party so affected will give prompt written notice to the other Party of such event, and will take whatever reasonable steps are appropriate in that Party’s reasonable discretion to relieve the effect of such event as rapidly as possible.

19.                               ANNUAL PDUFA FEES. PDUFA establishes certain provisions with respect to self-identification of facilities and payment of annual facility fees. PDUFA fees for the manufacturing facilities of the Products supplied hereunder are the responsibility of Supplier. Supplier acknowledges that it is a violation of U.S. federal law to ship Products in interstate commerce or to import Products into the United States if manufactured in a facility that has not met its obligations to self-identity or to pay fees when they are due.  Supplier will indemnify and hold harmless Lannett for any and all costs, fees, fines or penalties paid by Lannett associated with Supplier’s failure to self-identify or to pay PDUFA fees when due.

20.                               GENERAL PROVISIONS.

20.1.                     Assignment.  Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that either Party may assign its rights and obligations under this Agreement:  (a) to an Affiliate, division or subsidiary of such Party; and/or (b) to any third party that acquires all or substantially all of the stock or assets of such Party, whether by asset sale, stock sale, merger or otherwise, and, in any such event such assignee will assume the transferring Party’s obligations hereunder.  However, notwithstanding any such assignment, the transferring Party will remain liable under this Agreement (in addition to the transferee) unless such liability is specifically waived in writing by the other Party hereto.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.

20.2.                     Notice.  Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and sent by:  (a) personal delivery against a signed receipt therefor, (b) certified mail, return receipt requested, first class postage prepaid, (c) nationally recognized overnight delivery service (signature required), (d) confirmed facsimile transmission, or (e) confirmed electronic mail (with any notices sent by facsimile transmission or electronic mail to also be sent by one of the other methods set forth in this Section), addressed as follows:

If to Supplier, then to:	Cediprof, Inc. 99 Jardines St. Caguas, PR 00725 Attn: Marco Monrouzeau Facsimile: (787) 286-4309

with a copy, sent as provided herein, to:	Colón Conde & Mirandés, LLC 1431 Ponce de León Ave. San Juan, PR 00907-4033 Attn: Enrique Mirandés, Esq. Facsimile: (787) 945-7989

If to Lannett, then to:	Lannett Company, Inc. 9000 State Road Philadelphia, PA 19136 Attn: Legal Department Facsimile: 215-464-1861 E-Mail: Samuel.Israel@lannett.com

Either Party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.  Notice will be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the third business day after being sent by certified mail; if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service; and if sent by confirmed facsimile transmission or confirmed electronic mail, upon receipt (so long as any notices sent by facsimile transmission or electronic mail are also sent by one of the other methods set forth in this Section).

20.3.                     Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither Party will be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Parties to be bound thereby, except that this Agreement will not supersede any separate confidentiality or non-disclosure agreement that may have been, or that may be, entered into by the Parties.

20.4.                     Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the Parties hereto.

20.5.                     Waiver.  The failure of either Party to exercise any right or to demand the performance by the other Party of duties required hereunder will not constitute a waiver of any rights or obligations of the Parties under this Agreement.  A waiver by either Party of a breach of any of the terms of this Agreement by any other Party will not be deemed a waiver of any subsequent breach of the terms of this Agreement.

20.6.                     Dispute Resolution.  In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a “Dispute”) and either Party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the designated senior management representatives.  For all Disputes referred to the designated senior management representatives, such designated senior management representatives shall use their good faith efforts to meet in person and to resolve the Dispute within ten (10) Business Days after such referral. The Parties hereby agree that in the event the designated senior management representatives are unable to resolve a Dispute within thirty (30) days of referral to such designated senior management representatives, either Party may seek other remdies available at law or in equity.  Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Applicable Laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

20.7.                     Governing Law; Venue.  This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict of law principles to the contrary.  The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.  Any action which in any way involves the rights, duties and obligations of either Party hereto under this Agreement will be brought in the state or federal courts sitting in Wilmington, Delaware, and the Parties to this Agreement hereby submit to the personal jurisdiction of such courts.  The Parties waive any and all rights to have any dispute, claim or controversy arising out of or relating to this Agreement tried before a jury.

20.8.                     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Laws or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had not been contained herein.

20.9.                     Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.  As used in this Agreement, the singular will include the plural and vice versa, and the terms “include” and “including” will be deemed to be immediately followed by the phrase “but not limited to.”  The terms “herein” and “hereunder” and similar terms will be interpreted to refer to this entire Agreement, including any schedules attached hereto.  Unless otherwise specified herein, the term “affiliate” will include affiliates that currently exist and those that may be created, formed or acquired in the future.

20.10.              Relationship of the Parties.  Neither Party will hold itself out to third parties as possessing any power or authority to enter into any contract or commitment on behalf of any other Party.  This Agreement is not intended to, and will not, create any agency, partnership or joint venture relationship between or among the Parties.  Each Party is an independent contractor with respect to the other.  Neither Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other Party hereto, or to bind the other Party hereto in any manner or with respect to anything, whatsoever.

20.11.              Captions.  The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and will not affect the interpretation of its provisions.

20.12.              Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  Original signatures transmitted and received by means of facsimile or other electronic transmission of a scanned document, (e.g., pdf or similar format) will constitute true and valid signatures for all purposes hereunder and will have the same force and effect as the delivery of an original.

20.13.              Subcontractors.  Any work that is to be done by either Party under this Agreement may be subcontracted to a third party in accordance with the approved ANDA, cGMPs and any applicable FDA guidelines which relate to the work to be performed under the direction and supervision of such Party, as the case may be; provided, however, that, as between the Parties hereto, the subcontracting Party will be and remain responsible for all acts and omissions of any such subcontractor.

20.14.              Schedules and Exhibits.  All Schedules and Exhibits referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

20.15.              Currency.  All sums set forth in this Agreement and any appendices, exhibits or schedules hereto are, and are intended to be, expressed in United States dollars.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CEDIPROF, INC.		LANNETT COMPANY, INC.

By:	/s/ Diego Antonio Ocampo Gutiérrez de Valasco	By:	/s/ Timothy C. Crew

Name:	Diego Antonio Ocampo Gutiérrez de Valasco	Name:	Timothy C. Crew

Title:	Authorized Person	Title	Chief Executive Officer

LIST OF EXHIBITS

Exhibit A*                                      Products and Pricing

Exhibit B+                                      Shipping Instructions

Exhibit C+                                      Safety Data Exchange Agreement

*Certain portions of this Exhibit have been redacted to preserve confidentiality.  The registrant hereby undertakes to provide further information regarding such redacted information to the Commission upon request.

+ This Exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

EXHIBIT A

Products and Pricing

Molecule Name	Dosage Form	Strength	Pack Size	Price
Levothyroxine	Tablets	.025mg	90	[***]
Levothyroxine	Tablets	.025mg	1,000	[***]
Levothyroxine	Tablets	.050mg	90	[***]
Levothyroxine	Tablets	.050mg	1,000	[***]
Levothyroxine	Tablets	.075mg	90	[***]
Levothyroxine	Tablets	.075mg	1,000	[***]
Levothyroxine	Tablets	.088mg	90	[***]
Levothyroxine	Tablets	.100mg	90	[***]
Levothyroxine	Tablets	.100mg	1,000	[***]
Levothyroxine	Tablets	.112mg	90	[***]
Levothyroxine	Tablets	.125mg	90	[***]
Levothyroxine	Tablets	.125mg	1,000	[***]
Levothyroxine	Tablets	.137mg	90	[***]
Levothyroxine	Tablets	.150mg	90	[***]
Levothyroxine	Tablets	.150mg	1,000	[***]
Levothyroxine	Tablets	.175mg	90	[***]
Levothyroxine	Tablets	.200mg	90	[***]
Levothyroxine	Tablets	.300mg	90	[***]